RETIREMENT AND SEPARATION AGREEMENT

          THIS RETIREMENT AND SEPARATION AGREEMENT (this "Agreement"), is made, entered into and effective as of May 1, 2005 (the "Retirement Date"), by and between MYERS INDUSTRIES, INC. (the "Company"), located at 1293 South Main Street, Akron, Ohio 44301 and STEPHEN E. MYERS ("Myers"), residing at 53 Aurora Street, Hudson, Ohio 44236.

WITNESSETH:
WHEREAS, prior to the Retirement Date, Myers was the Chairman ("Company Chair") and Chief Executive Officer ("CEO") of the Company;

          WHEREAS, on the Retirement Date, Myers resigned and retired as CEO and Company Chair and from any and all offices of the Company, as well as any other position, office or directorship of any other entity for which Myers was serving;

WHEREAS, on the Retirement Date, Myers was appointed as Chair ("Chairman") of the Company's Board of Directors (the "Board");
WHEREAS, the Company accepts Myers' resignations and retirement as of the dates referenced above;

          WHEREAS, the Company and Myers desire to set forth the payments and benefits that Myers will be entitled to receive from the Company in connection with his resignations and retirement and with the eventual cessation of his employment with the Company; and

          WHEREAS, the Company and Myers wish to resolve, settle and/or compromise certain matters, claims and issues between them, including, without limitation, Myers' resignation from the offices he held and eventually, on the Termination Date (as hereinafter defined) from his employment with the Company.

          NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Company and Myers hereby agree as follows:

          1.  Resignation and Retirement. Myers hereby acknowledges and confirms his resignation, effective on the Retirement Date, from his position as CEO and Company Chair. Myers further resigns, effective on the Retirement Date: (a) from all other offices of the Company to which he has been elected by the Board of Directors of the Company (or to which he has otherwise been appointed), (b) from all offices of any entity that is a subsidiary of, or is otherwise related to or affiliated with, the Company, (c) from all administrative, fiduciary or other positions he may hold with respect to arrangements or plans for, of or relating to the Company, and (d) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise (each, an "Other Entity") insofar as Myers is serving in the directorship, office, or position of the Other Entity at the request of the Company. Myers also agrees that, effective May 1, 2009 (the "Termination Date"), he shall resign as an employee of the Company and as Chairman, in the event he still holds that office. Notwithstanding anything to the contrary in this Agreement, nothing contained herein shall (a) impact Myers' term as Chairman, to which he was appointed by the Board on the Retirement Date and which shall be governed in accordance with the Company's code of regulations and charter documents; (b) waive any of Myers' rights, or limit or restrict in any manner the exercise of any of Myers' rights as a shareholder of the Company under Ohio law, the Company's articles of incorporation or code of regulations; or (c) limit or restrict in any manner the exercise of Myers' rights or the discharge of his fiduciary obligations as a director of the Company. The Company hereby consents to and accepts the resignations and retirement referenced in this Paragraph 1.

          2.  Chairman. After the Retirement Date, Myers shall serve as Chairman in accordance with his appointment on the Retirement Date, and the Company's code of regulations and charter documents. Consistent with its code of regulations and charter documents, as well as its corporate governance policies, and without in any way impairing the proper exercise of all applicable fiduciary duties by the Board, the Company agrees that the Nominating Committee of the Board of Directors (or any successor to such committee) will consider inclusion of Myers in the Board's slate of nominees for election as a director at each annual meeting held during the term of this Agreement. For so long as he serves as Chairman, Myers shall exercise all of the usual duties of the chairman of a board of directors contemplated by Ohio law and/or the Company's code of regulations or charter documents, including, without limitation, presiding over meetings of the Board. Myers acknowledges and agrees that, while serving as Chairman, he shall not hold himself out to any party as (a) being an officer or executive of the Company; (b) having authority to bind, or otherwise act on behalf of, the Company; or (c) having authority to direct the activities of Company employees; provided, however, that Myers may undertake any activities specifically assigned to him by the Company's CEO pursuant to Paragraph 11.

3. Term. This Agreement shall commence on the Retirement Date and terminate on the Termination Date.
4. Additional Compensation and Benefits. In consideration of the promises made by Myers in this Agreement and subject to the conditions hereof, the Company agrees to the following:

                a.  Continued Compensation. During the period beginning on the Retirement Date and continuing until the Termination Date (the "Severance Period"), Myers will continue as a non-executive, non-officer, non-policymaking employee of the Company, at an annual salary of $60,000. In addition, Myers shall receive payments in an annual amount of $220,000 as consideration for his obligations under Paragraph 5, and $220,000 for his obligation under Paragraphs 6, 7, and 8. All of the payments under this Paragraph 4.a shall be made in accordance with the Company's normal payroll practices and subject to applicable payroll tax deductions. Myers acknowledges and agrees that he shall not receive any additional compensation beyond that provided in this Paragraph 4 for his services to the Company, including without limitation, his service as Chairman.

                b.  Deferred Compensation. Any amounts held for and on behalf of Myers under any deferred compensation plan shall be distributed according to the terms and conditions of any such plan and shall be based on the termination of his employment as of the Termination Date. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

                c.  Annual Bonus Plan. Myers shall be eligible to receive any unpaid bonuses for years prior to 2005. Myers shall not be eligible for annual bonus participation after the 2004 bonus period. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

                d.  Supplemental Executive Retirement Plan. Myers shall be deemed to be fully vested under the Company's Supplemental Executive Retirement Plan ("SERP") as of his Retirement Date, in accordance with the terms of the SERP, which provide for payment of benefits commencing as of the Termination Date. If, and to the extent that, the benefits payable under the terms of the Company's SERP are enhanced in any material, generally applicable way during the term of this Agreement, such changes shall be applied to Myers' SERP benefits; provided, however, that nothing contained in this Agreement ensures that the actual amount of Myers' SERP benefit shall be equal or greater to the benefit provided any other specific participant. Any amounts paid hereunder shall be subject to applicable payroll tax deductions.

                e.  Stock Options. After the Retirement Date, Myers shall be granted stock options under the Company's 1999 Stock Option Plan (or such later plan as may be adopted by the Company) equivalent to the amounts and terms of the options granted to other, non-employee members of the Board under any stock option plan for members of the Board. Upon execution of this Agreement, the Company will grant Myers options for 2,500 shares in respect of fiscal year 2005 in accordance with the Company's 1999 Stock Option Plan.

                f.  Medical Coverage. During the Severance Period, the Company will ensure that coverage under the Company's health care plan comparable to that provided to the Company's employees (including any dental and prescription coverage) is available to Myers and his dependents, at the Company's expense, with Myers contributing toward such expense as per similarly situated employees. Should the Company's health care plan deny or limit Myers' or any of his dependents' coverage due to a pre-existing condition, the Company will reimburse Myers for the cost of any supplemental insurance needed specifically to cover that pre-existing condition for up to one (1) year from his enrollment date, at which time the exclusion imposed by the Company's health care plan should be eliminated under the Health Insurance Portability and Accountability Act ("HIPAA"). After the Termination Date, for a period of eighteen (18) months, Myers may continue his participation in the Company's employee health care plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended ("COBRA") with such coverage then in effect, whether individual or family, and the Company shall reimburse Myers for the cost of such COBRA coverage. From the date that Myers' COBRA coverage terminates until the date that he reaches age 75, Myers' shall be entitled to reimbursement for any private supplemental health care coverage that he obtains up to a maximum of the then-current cost of COBRA coverage under the Company's health care plan. In addition, from the date that her COBRA coverage terminates until she reaches age sixty-five (65), the Company shall reimburse Myers' wife, Celeste Myers, for the cost of any private health care coverage that she obtains up to a maximum of the then-current cost of COBRA coverage under the Company's health care plan; provided that so long as Celeste Myers takes all steps necessary to ensure that there is no gap in time in her enrollment in a health care plan and that she qualifies as a HIPAA-eligible individual, then in the event a pre-existing condition exclusion is applied by the private health care insurance plan in which Celeste Myers enrolls after the date her COBRA coverage under the Company's health care plan terminates, then the Company shall provide coverage with respect to such condition at a cost to Celeste Myers that is no greater than the maximum premium that may be charged for a standard policy required to be issued by an Ohio insurer to a HIPAA-eligible person until such time as the pre-existing condition exclusion ends.

                g.  Life, Disability and Long-Term Care Coverage. During the Severance Period, the Company will provide Myers with coverage under the Company's group life and disability insurance plans comparable to that provided to employees of the Company. In addition, the Company will take such action as may be necessary to cause Myers to continue to participate in the Company's group long-term care insurance. Myers will be solely responsible for payment of any participant contributions required in connection with his election of coverage in the group life, disability or long-term care insurance plans.

                h.  Motor Vehicle. Within 30 days of the Retirement Date, the Company shall take any steps necessary to transfer to Myers free and clear title to the Company-owned vehicle that he used as of the Retirement Date. During the Severance Period, the Company shall continue to provide Myers with coverage under its emergency travel assistance services program comparable to that provided to employees of the Company.

                i.  Office Space. During the Severance Period, Myers shall be entitled to maintain his current office at the Company; provided, however, that in the event that the Board determines that it is in the best interest of the Company for Myers to vacate the office at the Company premises then the Board may require Myers to do so.

                j.  Professional Fees. The Company agrees to reimburse Myers for his reasonable legal fees and costs (and related disbursements) associated with the negotiation of this Agreement and incurred from April 15, 2005 until the execution of this Agreement.

                k.  Retirement, 401(k), and Profit-Sharing Plans. Myers' post-Termination Date eligibility for benefits, if any, as a past employee of the Company under any of the Company's retirement, 401(k), or profit-sharing plans for Company employees shall be as set forth in the respective plan documents and shall be based on the termination of his employment as of the Termination Date.

                l.  Business Expenses. At the Retirement Date, Myers will promptly pay any balance due on any Company credit card or other account used by him for Company business. The Company will promptly reimburse Myers for any pending, reasonable business-related credit card charge for which Myers has not already been reimbursed, provided that Myers submits usual and customary supporting documentation for such expenses. Myers shall continue to be entitled to reimbursement for business expenses incurred subsequent to the Retirement Date in connection with the performance of his duties under this Agreement, subject to preapproval of the relevant duty and expenses by the CEO.

m. Other Compensation and Benefits. Except as specifically set forth herein, no other compensation or benefits are due Myers.

                n.  No Effect on Rights to Indemnity. Nothing contained in this Agreement shall be deemed to constitute a waiver or modification of (a) Mr. Myers' rights to indemnification or advancement of expenses under Section 1701.13 of the Ohio Revised Code or applicable provisions of the Company's articles of incorporation and code of regulations, or under the terms of any indemnity agreement; or (b) Mr. Myers' rights to coverage under the terms of any director and officer liability insurance policy or self-insurance maintained by the Company for the benefit of its directors and officers.

5. Non-Competition.

                a.  During the Severance Period and for a period of one (1) year after the Termination Date (the "Non-Competition Period"), Myers shall not, directly or indirectly, do or suffer to be done any of the following: own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with any other corporation, partnership, proprietorship, firm, association, or other business entity, or otherwise engage in any business, which is in competition with the Company's business; provided, however, that the ownership of not more than one percent of any class of publicly-traded securities of any entity shall not be deemed a violation of this Paragraph 5. For purposes of this Agreement, the "Company's business" shall mean any business in which the Company actively engages now or until the end of the Severance Period, and any business in which the Company has actively engaged in the two (2) year period prior to the date hereof.

                b.  If Myers becomes aware of a business or employment opportunity he wishes to pursue during the Non-Competition Period and questions whether that activity may be prohibited by this Paragraph 5, Myers may request a written assurance from the Company that his pursuit of that opportunity is not considered a violation of his obligations hereunder. The Company shall seriously consider such a request and shall not unreasonably withhold any written assurance requested by Myers.

                c.  In the event Myers shall violate any provision of this Paragraph 5 as to which there is a specific time period during which he is prohibited from taking certain actions or from engaging in certain activities as set forth in such provision, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease. The foregoing shall in no way limit the Company's rights under Paragraph 10 of this Agreement.

                d.  Myers has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 5 and this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Myers, would not operate as a bar to Myers' sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Myers. Myers further acknowledges that his obligations in this Paragraph 5 are made in consideration of, and are adequately supported by the payments by the Company to Myers described herein.

          6.  No Solicitation of Employees. Myers agrees that during the Non-Competition Period he will not: (i) employ or assist in employing in a business outside of the Company's business any person who is, or has been in the 12 month period prior to such individual's association with Myers an employee, officer or agent of the Company, or any of its affiliated, related or subsidiary entities, unless such employee was involuntarily terminated by the Company; or (ii) induce any person who is an employee, officer or agent of the Company, or any of its affiliated, related, or subsidiary entities to terminate such relationship.

7. Release by Myers.

                a.  Myers for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, and forever discharges the Company from, and agrees to indemnify the Company against, any and all arbitrations, claims (including claims for attorney's fees), demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Myers now has or may have had for, upon, or by reason of any cause whatsoever (except that this release shall not apply to the obligations of the Company arising under this Agreement), against the Company ("Claims"), including but not limited to:

                       (i)    any and all Claims, directly or indirectly, arising out of or relating to: (A) Myers' employment with the Company; or (B) Myers' resignation as CEO and Company Chair, or any other position described in Paragraph 1 of this Agreement.

                       (ii)   any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or disability, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended (the "ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and Ohio Revised Code Chapter 4112;

(iii) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied; and

                       (iv)   any and all claims under or relating to any and all employee compensation, employee benefit, employee severance or employee incentive bonus plans and arrangements; provided that he shall remain entitled to the amounts and benefits specified in Paragraph 4 above.

                b.  Notwithstanding anything to the contrary in this Agreement, Myers understands and acknowledges that the Company's obligation to provide the final installment of the $220,000 annual payment provided in Paragraph 4.a as consideration for his obligation under Paragraphs 6, 7, and 8 is contingent upon Myers' execution of a mutually-agreeable form of release on or about the Termination Date, releasing any and all Claims, directly or indirectly, arising out of or relating to his resignation of employment and as Chairman as of the Termination Date.

                c.  Myers understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided under this Agreement is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Myers ever had or now may have or ever will have against the Company to the extent provided in this Paragraph 7. Myers further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in this Agreement.

d. Myers further understands and acknowledges that:

                       (i)    The release provided for in this Paragraph 7, including claims under the ADEA to and including the date of this Agreement, is in exchange for the additional consideration provided for in this Agreement, to which consideration he was not heretofore entitled;

                       (ii)   He has had an opportunity to consult with legal counsel prior to executing this Agreement and the release provided for in this Paragraph 7, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Agreement, and enters into this Agreement freely, voluntarily and intending to be bound;

                       (iii)  He has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires; and

                       (iv)   He may, within seven days after execution, revoke this Agreement. Revocation shall be made by delivering a written notice of revocation to the Vice President, General Counsel & Secretary at the Company. For such revocation to be effective, written notice must be actually received by the Vice President, General Counsel & Secretary at the Company no later than the close of business on the seventh day after Myers executes this Agreement. If Myers does exercise his right to revoke this Agreement, all of the terms and conditions of the Agreement shall be of no force and effect and the Company shall have no obligation to satisfy the terms or make any payment to Myers as set forth in Paragraph 4 of this Agreement.

                e.  Myers will never file a lawsuit or other complaint asserting any claim that is released in this Paragraph 7. In the event Myers breaches this Paragraph 7.e, he agrees to indemnify the Company against any costs or expenses, including attorney fees, that the Company may incur in connection with such breach.

f. Myers and the Company acknowledge that his resignation is by mutual agreement between the Company and Myers, and that Myers waives and releases any claim that he has or may have to reemployment.

                g.  For purposes of the above provisions of this Paragraph 7, the "Company" shall include its predecessors, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel.

8. Confidential Information.

                a.  Myers acknowledges and agrees that in the performance of his duties as an officer and employee of the Company, he was or may be brought into frequent contact with, had or may have access to, and/or became or may become informed of confidential and proprietary information of the Company and/or information that is a competitive asset of the Company (collectively, "Confidential Information") and the disclosure of which would be harmful to the interests of the Company or its subsidiaries. Confidential Information shall include, without limitation: (i) customer and distributor information such as names, addresses, sales histories, purchasing habits, credit status, pricing levels, etc., (ii) certain prospective customer and distributor information lists, etc., (iii) product and systems specifications, schematics, designs, concepts for new or improved products and services and other products and services data, (iv) product and material costs, (v) suppliers' and prospective suppliers' names, addresses and contracts, (vi) future corporate planning data, (vii) production methods and equipment, (viii) marketing strategies, (ix) the Company's financial results and business condition, (x) any of the foregoing which belong to any other person or company but to which Myers has had access by reason of his employment with the Company, and (xi) any other information which constitutes a "trade secret" under federal or state law. Such Confidential Information is more fully described in Subparagraph 8.b. Myers acknowledges that the Confidential Information of the Company gained by Myers during his association with the Company was developed by and/or for the Company through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company.

                b.  Myers will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company without limitation as to when or how Myers may have acquired such Confidential Information. Myers specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of Myers and whether compiled or created by the Company, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company to maintain the secrecy of confidential or proprietary or trade secret information, that such information is and will remain the sole property of the Company, and that any retention or use by Myers of confidential or proprietary or trade secret information after the termination of Myers' employment with, and performance of services for, the Company shall constitute a misappropriation of the Company's Confidential Information.

                c.  At the conclusion of the Severance Period, Myers will immediately return to the Company (to the extent he has not already returned), equipment, software, electronic files, computers, including any laptop, in good condition, all property of the Company, including, without limitation, property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company.

                d.  Myers further acknowledges that his obligation of confidentiality shall survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Confidential Information of the Company shall have become, through no fault of Myers generally known to the public or Myers is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. Myers' obligations under this Paragraph 8 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which Myers may have to the Company under general legal or equitable principles or statutes.

          9.  Disclosure. From the date of this Agreement through the end of the Non-Competition Period, Myers will inform any person, firm, association, or corporation other than the Company which he intends to be employed by, associated in business with, or represent of the fact that he is subject to certain non-competition and confidentiality obligations under this Agreement, a copy of which has been filed with the Securities and Exchange Commission and is publicly available.

10. Breach; Arbitration.

                a.  If Myers breaches any of the provisions of this Agreement, then the Company may immediately terminate all remaining payments and benefits described in this Agreement, plus any expenses and damages incurred as a result of the breach (including, without limitation, reasonable attorneys' fees), with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

                       (i)    The Company will not terminate pursuant to Paragraph 10.a any benefits in which Myers had vested as of the Retirement Date under the Retirement Plans. Myers' COBRA rights, if any, will not be reduced by any action taken by the Company under Paragraph 10.a.

(ii) Myers may challenge any Company action under Paragraph 10.a.

                b.  The parties agree that either party may seek to resolve any disputes, controversies, or claims of whatever nature arising out of or relating to this Agreement or breach thereof through non-binding arbitration before a mutually agreeable arbitrator or arbitrators. In the alternative, either party may forego arbitration and elect to file a lawsuit in first instance to resolve any such disputes. All litigated disputes shall be decided in a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court. In addition, Myers acknowledges and agrees that the remedy at law available to the Company for breach by Myers of any of his obligations under Paragraphs 5, 6, and 8 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, Myers acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of Myers' violation of any provision of Paragraphs 5, 6, and 8 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

11. Continued Availability and Cooperation.

                a.  Myers shall cooperate fully with the Company and with the Company's counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of Myers' employment by the Company. This cooperation by Myers shall include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company's counsel as well as for depositions and trial testimony;

                       (ii)   if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company or the Company's counsel reasonably requests;

(iii) refraining from impeding in any way the Company's prosecution or defense of such litigation or administrative proceeding; and
(iv) cooperating fully in the development and presentation of the Company's prosecution or defense of such litigation or administrative proceeding.

                b.  Myers shall be reimbursed by the Company for reasonable travel, lodging, telephone and similar expenses incurred in connection with such cooperation, which the Company shall reasonably endeavor to schedule at times not conflicting with the reasonable requirements of any employer of Myers, or with the requirements of any third party with whom Myers has a business relationship permitted hereunder that provides remuneration to Myers. Myers shall not unreasonably withhold his availability for such cooperation, and the Company shall use its best efforts to provide Myers with reasonable advance notice of any matter with respect to which his assistance is to be sought.

                c.  Upon the Retirement Date, Myers will update the Company as to the status of all pending matters for which he was responsible or otherwise involved. During the Severance Period, Myers will perform such services and provide such consultations as the Company shall reasonably and specifically request, and shall not do so if not so requested. This Agreement shall not be construed to prohibit Myers from engaging in any other employment or any other trade or business activity that is not in violation of his obligations hereunder.

                d.  The Company agrees to release Myers and indemnify and hold him harmless against all liability or loss, and against all claims or actions, arising from or connected with his past activities as an employee of the Company, including but not limited to those claims or actions based upon or arising out of negligent or wrongful acts to persons or property and the defense of any such claims or actions. Notwithstanding the foregoing, the Company will have no obligation to release, indemnify, hold harmless or defend Myers for any conduct by Myers that is intentional or willful or that has arisen from a violation of any statutory prohibition unless such conduct was specifically requested by the Company. Myers warrants that he has disclosed to the Company all claims and circumstances and potential claims and circumstances that may exist or could reasonably be brought against him concerning his past activities as an employee. The Company will never file a lawsuit or other complaint asserting any claim that is released by this Paragraph 11.d. In the event that the Company breaches this Paragraph 11.d, it agrees to indemnify Myers against any costs or expenses, including attorneys fees, that he may incur in connection with such breach.

12. Successors and Binding Agreement.

                a.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any persons acquiring, directly or indirectly, all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor shall thereafter be deemed included in the definition of "the Company" for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

b. This Agreement shall inure to the benefit of and be enforceable by Myers' personal or legal representatives, executors, administrators, successors, heirs, distributees, and/or legatees.

                c.  Should Myers become incapacitated or die during the Severance Period, his heirs nonetheless shall receive the $500,000 total "Continued Compensation" provided for in Paragraph 4.a hereof per year through the Termination Date. Such monies shall be afforded Myers' heirs in recognition of Myer's past service and contributions to the Company. For purposes of this Paragraph, "incapacitated" shall mean Myers becoming substantially limited in any major life function(s) rendering him unable to perform the essential functions of his employment with the Company, with or without reasonable accommodation. The entitlements of Myers' heirs to all other benefits provided for under this Agreement shall be governed by Plan documents and/or applicable law, but for health insurance benefit entitlements, which are set forth at Paragraph 4.f of this Agreement. This Paragraph shall prevail over any inconsistencies with any other provisions or interpretations of this Agreement.

                d.  This Agreement is intended to be for the exclusive benefit of the parties hereto, and except as provided in Subparagraph (a), (b) and (c) of this Paragraph 12, no third party shall have any rights hereunder. This Agreement is personal in nature and neither of the parties shall, without the consent of the other parties, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Subparagraphs (a) and (b) of this Paragraph 12.

          13. Non-Disclosure; Statements to Third Parties. Myers and the Company hereby agree not: (i) to make any comment to others concerning the status, plans or prospects of the business of the Company that contains material non-public information, unless such disclosure is required by law or securities regulation, or sanctioned by a valid and enforceable confidentiality agreement executed by the Company; or (ii) to engage in any act or omission that would in either case subject the Company to public disrespect, scandal or ridicule or have a material adverse effect on its business, results of operation or financial condition. For purposes of this Paragraph 13, the "Company" shall mean Myers Industries, Inc. and its directors, officers, predecessors, parents, subsidiaries, divisions, and related or affiliated companies.

          14. Non-Disparagement. Myers and the Company each agrees that, during the term of this Agreement, they each shall not make any voluntary statements or cause or encourage others to make such statements, that defame or disparage in any way the personal and/or business reputation, practices, or conduct of any person with respect to any of the events or decisions associated with Myers' resignation.

          15. Notices. For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered, addressed to the Company (to the attention of the CEO and the General Counsel) at its principal executive offices and to Myers at his principal residence, 53 Aurora Street, Hudson, Ohio 44236, or to such other address as any party may have furnished to the other in writing and in accordance herewith. Notices of change of address shall be effective only upon receipt.

          16. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Myers and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by any of the parties that are not set forth expressly in this Agreement and every one of them (if, in fact, there have been any) is hereby terminated without liability or any other legal effect whatsoever.

          17. Entire Agreement. This Agreement shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all prior verbal or written agreements, covenants, communications, understandings, commitments, representations or warranties, whether oral or written, by any party hereto or any of its representatives pertaining to such subject matter.

18. Governing Law. Any dispute, controversy, or claim of whatever nature arising out of or relating to this Agreement or breach thereof shall be governed by and under the laws of the State of Ohio.

          19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall nevertheless remain in full force and effect.

20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
21. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience and are not part of this Agreement and shall not be used in construing it.

          22. Further Assurances. Each party hereto shall execute such additional documents, and do such additional things, as may reasonably be requested by the other party to effectuate the purposes and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.

MYERS INDUSTRIES, INC.

		By:	/s/ John C. Orr

John C. Orr
President and Chief Executive Officer

		Date:	June 22, 2005

Witness:	/s/ Kevin C. O'Neil		/s/ Stephen E. Myers

Stephen E. Myers

		Date:	June 22, 2005
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